Exhibit 4.1

                  FRANKLIN STREET PARTNERS LIMITED PARTNERSHIP

            THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

      Third Amended and Restated Agreement of Limited Partnership of Franklin Street Partners Limited Partnership, a Massachusetts limited partnership (the "Partnership"), dated as of January 1, 2000, among George J. Carter, R. Scott MacPhee, Richard R. Norris, and William W. Gribbell, each as a general partner (each of them being sometimes hereinafter referred to individually as a "General Partner" and collectively as the "General Partners"), Scott H. Carter and Jeffrey B. Carter as limited partners (the "Class B Limited Partners") and those Persons listed on Schedule I hereto as limited partners (the "Limited Partners"). The General Partners, Limited Partners and Class B Limited Partners are sometimes hereinafter referred to individually as a "Partner" and collectively as the "Partners." "Person" means any natural person or any corporation, partnership, limited liability company, trust or other entity.

                              Preliminary Statement

      The Partnership was formed as a limited partnership pursuant to an Agreement of Limited Partnership dated as of January 24,1997, as amended to date (the "Original Partnership Agreement") and a Certificate of Limited Partnership dated as of February 4,1997, filed with the Office of the Secretary of State of the Commonwealth of Massachusetts (the "'Filing Office") on February 4, 1997.

      The purposes of this amendment to the Original Partnership Agreement are to (i) provide for the admission of additional Limited Partners to the Partnership, (ii) set out more fully the rights, obligations and duties of the General Partners and the Limited Partners, and (iii) amend and restate in its entirety the Original Partnership Agreement.

      WHEREAS, the Original Partnership Agreement provides that the General Partners may amend the Original Partnership Agreement, without the consent or approval of the Limited Partners or Class B Limited Partners, in any manner they deem necessary or appropriate in connection with establishing, or taking steps to establish, a public market for the Units (as defined below) of limited partnership interest;

      WHEREAS, the Original Partnership Agreement provides that the distribution of cash by the Partnership and allocations of net profits and net losses shall be made in;

      WHEREAS, the General Partners have determined that allocating distributions of cash on the basis of units of partnership interest designated as general partnership interest, limited partnership interest or Class B limited partnership interest (collectively, "Units") rather than on the basis of fixed percentages to the Limited Partners, General Partners and Class B Limited Partners as groups, is an appropriate step for the Partnership to take in preparing to establish a public market for the Units of limited partnership interest;

      WHEREAS, the General Partners have determined that converting the percentage interests of the General Partners and the Class B Limited Partners into a number of Units of general partnership interest and Class B limited partnership, respectively, equal to their respective corresponding percentages of the total number of Units (taking into account the dilutive effect of the admission of additional Limited Partners pursuant to this amendment), does not affect the method of allocation of cash distributions or the method of allocation of net profits or net losses except by reducing the percentages thereof allocated to the General Partners and the Class B Limited Partners; and

      WHEREAS, the Class B Limited Partners are consenting to the adoption of this amendment.

      NOW, THEREFORE, it is hereby agreed that the Original Partnership Agreement is amended and restated and shall be replaced in its entirety by the following agreement:

                                   ARTICLE I

                               GENERAL PROVISIONS

      1.01 Name of the Partnership. The name of the Partnership shall be Franklin Street Partners Limited Partnership, or such other name as the General Partners may from time to time determine. The General Partners shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates as may from time to time be required by law.

      1.02 Business of the Partnership. The business of the Partnership shall be to (i) hold a 99% interest in FSP Investments LLC, a Massachusetts limited liability company, (ii) own corporations or other entities organized to act as general partners of limited partnerships sponsored by FSP Investments LLC ("Sponsored Partnerships"), (iii) hold a 99% interest in FSP Property Management LLC, a Massachusetts limited liability company, (iv) acquire by merger or otherwise the Sponsored Partnerships, and (v) engage in any other activity in which a limited partnership organized under the laws of the Commonwealth of Massachusetts may lawfully engage. FSP Investments LLC, FSP Property Management LLC, the entities referred to in clause (ii) above and any other entities in which the Partnership may hold an equity interest are hereinafter referred to as "Operating Companies."

      1.03 Place of Business of the Partnership. The principal place of business of the Partnership shall be located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880. The General Partners may, at any time and from time to time, change the location of the Partnership's principal place of business, upon written notice of such change to the Limited Partners and Class B Limited Partners, and may establish such additional place or places of business of the Partnership as they may from time to time determine.

      1.04 Duration of the Partnership. The Partnership commenced upon the filing of a Certificate of Limited Partnership for the Partnership in accordance with the Uniform Limited Partnership Act as enacted in the Commonwealth of Massachusetts (the "Partnership Act"), and shall have infinite life unless terminated at an earlier date in accordance with Article VII hereof.

      1.05 Partners' Names and Addresses. The names and business address of the General Partners are:

           George J. Carter
           R. Scott MacPhee
           Richard R. Norris
           William W. Gribbell
           401 Edgewater Place, Suite 200
           Wakefield, Massachusetts 01880

The names and mailing addresses of the Limited Partners are as set forth on
Schedule II hereto. The names and business addresses of the Class B Limited Partners are set forth on Schedule III hereto.

      1.06 Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

      1.07 Resident Agent. The Partnership's agent for service of process shall be George J. Carter, 5 Megans Way, Gloucester, Massachusetts 01930, or such other Person as may be designated by the General Partners in a certificate of amendment to the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Massachusetts. The General Partners shall give each Limited Partner prompt notice of any change of such agent for service of process.

      1.08 Certificate of Limited Partnership. Except as otherwise provided herein, the General Partners shall not be obligated to deliver or mail copies of the Partnership Certificate of Limited Partnership or any certificate of amendment thereto or of cancellation thereof to the Limited Partners or Class B Limited Partners. Such documents will be available for inspection at the offices of the Partnership as provided in Section 5.01 hereof.

                                   ARTICLE II

                    CAPITAL CONTRIBUTIONS, PROFITS AND LOSSES

      2.01 Capital Contributions.

           (a) The General Partners have contributed $100,003 in cash to the capital of the Partnership and own the number of Units of general partnership interest set forth opposite their respective names on Schedule I hereto.

           (b) The Limited Partners have made contributions to the capital of the Partnership in the amounts, and own the number of Units of limited partnership interest, set forth opposite their respective names on Schedule II hereto.

           (c) The Class B Limited Partners have made contributions to the capital of the Partnership in the amounts, and own the number of Units of Class B limited partnership interest, set forth opposite their respective names on
Schedule III hereto.

           (d) No interest shall accrue on any contributions to the capital of the Partnership, and no Partner shall have the right to withdraw or to be repaid any capital contributed by him, except as specifically provided in this Agreement. No Partner shall be required to contribute any additional capital to the Partnership.

      2.02 Capital Accounts; Accounting Principles. A separate capital account shall be maintained for each Partner (a "Capital Account"). Such accounts shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation ss.1.704-1(b)(2)(iv) and other applicable regulations under Sections 704(b) and (c) of the Code. There shall be credited to each Partner's Capital Account the amount of money and the fair market value of property actually contributed to the Partnership by such Partner, and there shall be charged to such Capital Accounts the fair market value of distributions to the Partner and the Partner's share of syndication costs of the Partnership which are described in Section 709 of the Code.

      There shall also be credited or charged to the Capital Accounts of the Partners their shares of the income or loss of the Partnership in the proportions hereinafter set forth. The income or loss of the Partnership for any fiscal year shall be the taxable income or loss as shown on the Partnership's Federal income tax return, adjusted as required by the regulations under Section 704 of the Code. In particular, but not in limitation of the foregoing, the income of the Partnership shall include income exempt from tax and any increases in basis occasioned by Section 48(q)(2) of the Code, and losses shall include expenses described in Section 705(a)(2)(B) of the Code (relating (primarily to expenses incurred in generating income exempt from tax) and decreases in basis occasioned by Section 48(a)(1) or (3) of the Code.

      If a new Partner is admitted to the Partnership (or the interest of an existing Partner is increased) by reason of a contribution to it (and not by reason of purchase of an existing interest in the Partnership), the Capital Accounts of all Partners and the book basis of Partnership property shall be adjusted to reflect the fair market value of Partnership property. Subsequent depreciation and gain or loss on sale of Partnership property shall be based on such adjusted books for purposes of Capital Accounts. Depreciation for book purposes shall equal depreciation for tax purposes for any period during which tax depreciation is allowable, so the only effect of such adjustment to the Partnership's books will be that depreciation for book purposes will continue after depreciation for tax purposes has expired. Taxable gain or loss on sale of Partnership property shall be allocated first to eliminate any discrepancy between a Partner's book and tax basis for his interest in the property, and then in the manner in which book gain or loss is allocated.

      For purposes of determining the Partners' capital accounts, repayments of loans made pursuant to Section 4.03 shall not be treated as distributions to Partners.

      2.03 Definitions.

      For purposes of this Agreement, the following terms shall have the following meanings:

      "Economic Risk of Loss" means the risk as determined under Treasury Regulation ss.1-752-2 (taking all applicable "grandfathering" rules into account) that a Partner or Person related to a Partner will suffer an economic loss as a result of the failure of the Partnership to repay a liability.

      "Excess Negative Balance" for a Partner means the excess, if any, of (i) the negative balance in a Partner's Capital Account after reducing such balance by the net adjustments, allocations and distributions described in Treasury Regulation ss.1.704-1(b)(2)(ii)(d)(4), (5) and (6) which, as of the end of the Partnership's taxable year are reasonably expected to be made to such Partner, over (H) the sum of (A) the amount, if any, which the Partner is required to restore to the Partnership upon liquidation of such Partner's interest in the Partnership (or which is so treated pursuant to Treasury Regulations ss.1104-1(b)(2)(h)(c)), (B) the Partner's Share of Minimum Gain and (C) that portion of any indebtedness of the Partnership (other than Partner Nonrecourse
Debt) with respect to which the Partner bears the Economic Risk of Loss that such indebtedness would not be repaid out of the Partnership's assets if all of the Partnership's assets were sold at their respective tax basis as of the end of the fiscal year or other period and the proceeds from the sales together with any amounts described in clause (A), above, were used to pay the Partnership's liabilities.

      "Net Profits" and "Net Losses" mean the taxable income or loss, as the case may be, for a period (or from a transaction) as determined in accordance with Code Section 703(a) computed with any adjustments required by Treasury Regulation ss.1.704-1(b)(2)(iv).

      "Minimum Gain" means the amount determined by computing with respect to each Nonrecourse Debt of the Partnership, the amount of gross income, if any, that would be realized by the Partnership if it disposed of the property securing such debt in full satisfaction thereof, and by then aggregating the amounts so computed.

      "Nonrecourse Debt" means any Partnership liability to the extent that the liability is nonrecourse for purposes of Treasury Regulation ss.1.1001-2.

      "Nonrecourse Deductions" for a taxable year means deductions funded by Nonrecourse Debt as determined under Treasury Regulation ss.ss.1.704-2(c) and 1.704-2(i)(2).

      "Partner Nonrecourse Debt" means any Nonrecourse Debt to the extent that a Partner bears the Economic Risk of Loss associated with the debt.

      "Partnership Capital" means the fair market value of all of the Partnership's assets reduced by the amount of all of the Partnership's liabilities.

      "Share of Minimum Gain" means, for each Partner, the sum of such Partner's share of Minimum Gain attributable to Nonrecourse Debt other than Partner Nonrecourse Debt (computed in accordance with Treasury Regulation ss.1.704-2(g)) and such Partner's share of

Minimum Gain attributable to Partner Nonrecourse Debt (computed in accordance with Treasury Regulation ss.1.704-2(i)(5)).

      2.04 Allocation of Net Profits and Net Losses.

           (a) Except as provided in Sections 2.05 and 2.06 below (which shall be applied first), the Net Profits and Net Losses of the Partnership from operations 'for any year (or other fiscal period) shall be allocated pro rata among the Partners in proportion to the number of Units held by each of them.

           (b) Except as provided in Sections 2.05 and 2.06 below (which shall be applied first), any Net Profits arising from a sale or other disposition of all or any portion of the Partnership's property or upon liquidation of the Partnership shall be allocated as follows:

               (i) First, to any Partners having negative Capital Account balances, in proportion to and to the extent of such negative balances; and

               (ii) The balance, if any, to the Partners in such proportions and in such amounts as would result in the respective Capital Account balance of each Partner equaling, as nearly as possible, such Partner's share of the then Partnership Capital determined by calculating the amount the Partner would receive if an amount equal to the Partnership Capital were distributed to the Partners in accordance with the provisions of Section 3.01.

           (c) Except as provided in Sections 2.05 and 2.06 below (which shall be applied first), any Net Losses arising from a sale or other disposition of all or any portion of the Partnership's property or upon liquidation of the Partnership shall be allocated among the Partners as follows:

               (i) First, to each Partner with a positive Capital Account balance, in the amount of such positive balance; provided, however, that if the amount of Net Losses to be allocated is less than the sum of the Capital Account balances of all Partners having positive Capital Account balances, then the Net Losses shall be allocated to the Partners in such proportions and in such amounts as would result in the respective Capital Account balance of each Partner equaling, as nearly as possible, such Partner's share of the then Partnership Capital determined as set forth in Section 2.04(b)(ii) above; and

               (ii) The balance, if any, pro rata to the Partners in accordance with the number of Units held by each of them.

           (d) If the amount of Net Profits allocable to the Partners pursuant to Section 2.04(b)(ii) or the amount of Net Losses allocable to them pursuant to
Section 2.04(c)(i) is insufficient to allow the Capital Account balance of each Partner to equal such Partner's share of the Partnership Capital, such Net Profits or Net Losses shall be allocated among the Partners in such a manner as to decrease the differences between the Partners' respective Capital Account balances and their respective shares of the Partnership Capital in proportion to such differences.

      2.05 Allocations of Nonrecourse Deductions and Minimum Gain.

      Notwithstanding the provisions of Section 2.04 above, the following allocations of gross income and Nonrecourse Deductions shall be made in the following order of priority:

           (a) If in any year there is a net decrease in the amount of Minimum Gain attributable to either (i) Nonrecourse Debt that is not Partner Nonrecourse Debt or (ii) Partner Nonrecourse Debt, then each Partner shall first be allocated items of gross income for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in such Minimum Gain (determined in accordance with Treasury Regulation ss.ss.1.704-2(g)(2) and 1.704-2(i)(5)) to the minimum extent required by, and in the manner specified in, Treasury Regulation ss.ss.1.704-2(f) and 1.704-2(i)(4).

           (b) All Nonrecourse Deductions of the Partnership for any year, other than Nonrecourse Deductions attributable to Partner Nonrecourse Debt, shall be allocated in the same manner and proportions as are the Net Profits or Net Losses of the Partnership for such year.

All Nonrecourse Deductions of the Partnership for any year attributable to Partner Nonrecourse Debt shall be allocated to the Partners who bear the Economic Risk of Loss with respect to the debt.

      2.06 Overriding Allocations of Net Profits and Net Losses.

      Notwithstanding the provisions of Section 2.04 above, but subject to the provisions of Section 2.05 above, the following allocations of Net Profits and Net Losses and items thereof shall be made:

           (a) If, during any year a Partner receives any adjustment, allocation or distribution described in Treasury Regulation ss.1.704-1(b)(2)(ii)(d)(4), (5) or (6), and, as a result of such adjustment, allocation or distribution, such Partner's Capital Account has an Excess Negative Balance, then items of income for such year (and, if necessary, subsequent years) shall first be allocated to such Partner in an amount equal to such Partner's Excess Negative Balance.

           (b) In no event shall Net Losses of the Partnership be allocated to a Partner if such allocation would cause or increase an Excess Negative Balance in such Partner's Capital Account.

           (c) In the event that Net Profits, Net Losses or items thereof are allocated to one or more Partners pursuant to subsections (a) or (b) above, subsequent Net Profits and Losses will first be allocated (subject to the provisions of subsections (a) and (b)) to the Partners in a manner designed to result in each Partner having a Capital Account balance equal to what it would have been had the original allocation of Net Profits, Net Losses or items thereof pursuant to subsections (a) or (b) not occurred.

           (d) Except as otherwise provided herein or as required by Code
Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Partners in the same manner as are Net Profits and Net Losses.

           (e) Allocation of items of income, gain, loss, deduction or credit attributable to interests owned by the Partnership in entities which are treated as partnerships for Federal income tax purposes shall be allocated in accordance with the provisions of Treasury Regulation ss.1.704-2(k).

           (f) The respective interests of the Partners in the net profits and net losses of the Partnership shall remain as set forth above unless changed by amendment to this Agreement or by a transfer of an interest in the Partnership authorized by the terms of this Agreement.

           (g) If Units are transferred by a Partner other than on the first day of the Partnership's fiscal year, as between transferor and transferee net profits and net losses for the year of transfer shall be allocated on the basis of the number of days in such year that each was the owner of the Unit(s) transferred without regard to the results of the Partnership's operations during the periods before and after such transfer.

           (h) In the event the Partnership shall, at any time, whether pursuant to the dissolution of the Partnership or otherwise, distribute any property in kind, the difference, if any, between the fair market value of such property and the value at which such property is carried on the books of the Partnership shall be credited (or charged) to the capital accounts of the Partners in accordance with the manner in which the Partners would have shared in the gain or loss from the sale of such property prior to such distribution.

      2.07 Minimum Allocations to General Partners. Notwithstanding the other provisions of this Article II the General Partners shall receive at least 1% of each item of income, gain, loss, deduction or credit allocated to the Partners hereunder.

                                  ARTICLE III

                               CASH DISTRIBUTIONS

      3.01 Distribution of Cash. Cash available for distribution to Partners, shall, in amounts which shall be the sole discretion of the General Partners, be distributed within 90 days following the end of each fiscal quarter, subject to the prior payment of all Partnership fees and obligations as they become due (including, without limitation, the loans described in Section 4.03 and the expenses described in Section 4.09 hereof), pro rata to the Partners in proportion to the number of Units held by each of them.

                                   ARTICLE IV

                                   MANAGEMENT

      4.01 Management of the Partnership.

           (a) The overall management and control of the business and affairs of the Partnership shall be vested solely in the General Partners. Unless and until revoked by the holders of a majority of the Units of general partnership interest (such number is referred to herein as "a majority in interest of the General Partners"), George J. Carter shall be the Managing General Partner and, except as provided in Section 4.01(b) hereof, the Managing General Partner shall have the full, exclusive and complete discretion in the management and control of the business of the Partnership for the purposes herein stated and shall make all decisions affecting the business of the Partnership and shall exercise all of the powers, duties and responsibilities of the General Partners under this Agreement. A majority in interest of the General Partners may, at any time, revoke the Managing General Partner's authority to manage and control the affairs of the Partnership and designate another General Partner to be the Managing General Partner by giving notice to the Managing General Partner of such election to revoke and designate, whereupon the business of the Partnership will be managed and controlled by, the new Managing General Partner. No Person dealing with the Partnership shall be required to inquire (i) into the authority of any General Partner to take any action or to make any decision hereunder or
(ii) as to whether any necessary consents of other Partners have been obtained.

           (b) Notwithstanding anything herein to the contrary, the following actions shall require the approval of a majority in interest of the General
Partners:

               (i) the disposition of all or substantially all of the Partnership's interest in an Operating Company;

               (ii)  the acquisition of an interest in an Operating Company;

               (iii) any amendment to this Agreement;

               (iv)  the removal of a General Partner, with or without Cause;

               (v) the admission of an additional General Partner or additional Limited Partner; or

               (vi)  the dissolution of the Partnership.

      4.02 Authority of the General Partners.

           (a) Except as otherwise expressly provided in this Agreement, all decisions respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Partnership shall be made by the General Partners and the General Partners shall have the exclusive right and full authority to manage, conduct and operate the Partnership's business. Specifically, but not by way of limitation, and subject to Section 4.01 and subsection (c) hereof, the General Partners shall be authorized in the name and on behalf of the Partnership:

               (1) to borrow money and, as security therefor, to mortgage, pledge or otherwise encumber the assets of the Partnership;

               (2) to cause to be paid all amounts due and payable by the Partnership to any Person;

               (3) to employ such agents, employees, managers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and affairs of the Partnership, whether or not any such Persons so employed are affiliated or related to any Partner, and to pay such fees, expenses, salaries, wages and other compensation to such Persons as any of them shall in his sole discretion determine; provided, however, that any Person employed by the Partnership which is affiliated with or related to' any Partner shall not be employed upon terms and conditions materially more favorable than the Partnership would obtain from an unrelated third party for similar service;

               (4) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as any of them may determine and upon such evidence as any of them may deem sufficient, any obligation, suit, liability, cause of action or claim, including tax claims, either in favor of or against the Partnership;

               (5) to compromise the obligation of a Partner to make a contribution to the capital of the Partnership or to return to the Partnership money or other property paid or distributed to such Partner in violation of the Uniform Limited Partnership Act as enacted in the Commonwealth of Massachusetts;

               (6) to pay any and all fees and to make any and all expenditures which any of them, in his sole discretion, deems necessary or appropriate in connection with the organization of the Partnership, the offering and sale of limited partnership interests therein, the management of the affairs of the Partnership, and the carrying out of his obligations and responsibilities under this Agreement;

               (7) to exercise the rights and fulfill the obligations of the Partnership as an owner of an equity interest in any Operating Company, including without limitation the giving of any consent, approval or waiver and the taking of any actions permitted to be taken by the Partnership under the governing documents of an Operating Company;

               (8) to cause to be obtained and continued in force all policies of insurance which the General Partners deem reasonably necessary for the protection of the Partnership, from such insurer or insurers as the General Partners may, in their sole discretion, select;

               (9) to cause to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the assets of the Partnership, and, if they so determine, to contest any such taxes, charges or assessments;

               (10) to serve as the tax matters partner for the Partnership, pursuant to Sections 6221-6233 of the Code;

               (11) to acquire interests in Operating Companies and to sell or otherwise dispose of or finance or refinance all or any portion of the Partnership's interest in an Operating Company;

               (12) to execute such documents as the General Partners deem necessary or advisable to reflect the Partnership's ownership of its interest in an Operating Company as may be required;

               (13) to make all applicable elections under the Code;

               (14) to exercise all powers and authority granted to general partners pursuant to the Partnership Act; and

               (15) to enter into any other agreements on behalf of the Partnership regardless of whether they extend beyond the term of the Partnership.

           (b) With respect to all of their obligations, powers and responsibilities under this Agreement, the General Partners are, and each of them is, authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages and other security instruments and agreements as any of them deems proper, all on such terms and conditions as any of them deems proper.

           (c) Notwithstanding anything to the contrary herein contained, the General Partners shall have no authority to, and they covenant and agree that they will not, (i) commingle the Partnership's funds with funds of any other natural person, partnership, corporation, association or other legal entity;
(ii) do any act in contravention of this Agreement or the Certificate of Limited Partnership of the Partnership which would make it impossible to carry on the ordinary business of the Partnership; or (iii) possess any Partnership property or assign the right of the Partnership in specific Partnership property for other than a Partnership purpose.

      In no event shall the General Partners enter into any loan, lease or other obligation, whether or not set forth above, that shall provide or purport to provide for the personal liability of any Limited Partner or Class B Limited Partner thereunder.

           (d) The Managing General Partner shall be the "tax matters partner" of the Partnership for Federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the Internal Revenue Service ("IRS") of the beginning of an administrative proceeding with respect to the Partnership, the Managing General Partner, as the tax matters partner, agrees to furnish the Internal Revenue Service with the names, addresses and profits interests of each of the Limited Partners and Class B Limited Partners. The Managing General Partner agrees not to enter into a settlement agreement pursuant to Section 6224 of the Code without providing at least 30 days' advance written notice to each Limited Partner of the terms of the settlement. If the Partnership receives from the IRS a Final Partnership Administrative Adjustment pursuant to Code Section 6223, and if it is determined to seek judicial review of such

IRS action pursuant to Code Section 6226, then the tax matters partner shall select the judicial forum for such review.

      The tax matters partner shall receive no compensation for his services. All third party costs and expenses incurred by the tax matters partner in performing his duties as such shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm, law firm, or any other advisor to assist the tax matters partner in discharging his duties hereunder. The Partnership hereby indemnifies and holds harmless the Managing General Partner from and against any claim, loss, liability action or damage resulting from his action or his failure to take any action as the "tax matters partner, provided that any such action or failure to act was not willful.

           (e) The General Partners shall at all times use their best efforts to meet all requirements of the Code and currently applicable regulations, rulings and revenue procedures of the IRS and to meet any further requirements set by Congress, the IRS, any agency of the federal government or the courts to assure that the Partnership will be classified for Federal income tax purposes as a partnership and not as an association taxable as a corporation.

      4.03 Loans by General Partners to the Partnership. To the extent the Partnership does not have available to it from other sources sufficient funds to enable the Partnership to meet its costs, expenses, obligations, liabilities and charges, or to make any expenditure authorized by this Agreement, the General Partners shall advance such funds to the Partnership, up to a maximum aggregate amount outstanding at any time of $1,000,000. Notwithstanding the provisions of
Section 4.01(a), the foregoing obligation to advance funds shall be the joint and several obligation of the General Partners. All amounts so advanced shall take the form of a loan and shall bear interest at a rate equal to the "prime rate" announced from time to time by Fleet Bank, N.A., or any successor bank thereto, plus two percent (2%). Such loans will be repaid prior to any other distributions to the Partners.

      4.04 Services of the General Partners. During the existence of the Partnership, the General Partners shall devote such time and effort to the Partnership business as may be necessary to promote adequately the interests of the Partnership and the mutual interests of the Partners; however, it is specifically understood and agreed that the General Partners shall not be required to devote full time to Partnership business, and the General Partners may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, including, without limitation, the ownership, operation, financing, and management of real estate, independently or with others, and neither the Partnership nor any Partner shall by virtue of this Agreement have any right, title or interest in or to such independent ventures.

      4.05 Liability of the General Partners; Indemnification.

           (a) The General Partners shall not be personally liable for the return of the capital contributions of the Limited Partners or Class B Limited Partners, it being expressly understood that any return of capital shall be made solely from the assets of the Partnership; nor shall the General Partners be required to pay to the Partnership or to any Limited Partner or Class B Limited Partner any capital deficits upon dissolution or otherwise. The General Partners shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted by any of them in good faith and in a manner reasonably believed by such General Partner to be within the scope of authority granted by this Agreement and in the best interests of the Partnership if such General Partner shall not have been guilty of gross negligence or willful misconduct with respect to such acts or omissions.

           (b) The Partnership shall save harmless and indemnify each General Partner (which term shall for the purposes of this Section 4.05 include employees, agents, partners, officers and directors of a General Partner) to the fullest extent permitted by law against any cost, expense (including attorneys' fees), loss, damage, judgment or liability reasonably incurred by or imposed upon him or it in connection with any action, claim, suit or proceeding (including any proceeding before any administrative or legislative body or agency) to which he may be made a party or otherwise involved or with which he shall be threatened by reason of being a General Partner or by reason of having served, at the request of the Partnership, as a director, trustee or officer of a corporation or other business entity or partner of a partnership in which the Partnership owns or owned an interest or of which the Partnership is or was a creditor (whether or not he continues to be a General Partner or an officer, director or trustee of such corporation or other business entity or partner of a partnership at the time such action, claim, suit or proceeding is brought or threatened). No indemnification shall be provided hereunder with respect to matters as to which the Person seeking indemnification shall have been finally adjudicated in any such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in or not inconsistent with the best interests of the Partnership. The foregoing right of indemnification shall be in addition to any rights to which the General Partners may otherwise be entitled and shall inure to the benefit of the successors, assigns, executors or administrators of each General Partner. The Partnership may, but shall not be required to, pay the expenses incurred by any Person indemnified hereunder in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such indemnified person to repay such payment if there shall be an adjudication or determination that he is not entitled to indemnification as provided herein, which undertaking may be accepted without reference to the financial ability of such person to make repayment.

           (c) The General Partners may cause the Partnership to purchase and maintain, at the expense of the Partnership, insurance on behalf of any General Partner, an officer, director or stockholder of any corporate General Partner, a partner in any General Partner which is itself a partnership or any agent appointed by any General Partner, which shall insure such parties against any liability asserted against all or any of them in any such capacity or arising out of their status as such.

           (d) All judgments against the Partnership and the General Partners, wherein the General Partners are entitled to indemnification, must first be satisfied from Partnership assets before any General Partner is responsible for these obligations.

      4.06 Limitations on Limited Partners. Neither any Limited Partner nor any Class B Limited Partner in its capacity as such shall: (a) be permitted to take part in the control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any

Partnership property; or (c) have the authority or power in his capacity as a Limited Partner or Class B Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership.

      4.07 Liability of Limited Partners. So long as he complies with the provisions of Section 4.06, the liability of each Limited Partner and Class B Limited Partner for the losses, debts and obligations of the Partnership shall be limited to his capital contribution and his share of any undistributed net profits; provided, however, that under applicable partnership law, a Limited Partner or Class B Limited Partner may be liable to the Partnership to the extent of previous distributions made to him in the event that the Partnership does not have sufficient assets to discharge its liabilities.

      4.08 Evidence of General Partner Authority.

           (a) Every contract, deed, mortgage, lease and other instrument executed by a General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof:

               (1) the Partnership was in existence,

               (2) this Agreement had not been terminated or cancelled or amended in any manner so as to restrict such authority (except as shown in certificates or other instruments duly filed in the office of the Secretary of State of the Commonwealth of Massachusetts), and

               (3) the execution and delivery of such instruments were duly authorized by the General Partners.

           (b) Any Person dealing with the Partnership or a General Partner may rely on a certificate signed by any General Partner hereunder:

               (1) as to who are the General Partners, Limited Partners and Class B Limited Partners hereunder;

               (2) as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the General Partners or in any other manner germane to the affairs of the Partnership;

               (3) as to who is authorized to execute and deliver any instrument or document of the Partnership;

               (4) as to the authenticity of any copy of this Agreement and amendments hereto; or

               (5) as to any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

      4.09 Certain Expenses. All out-of-pocket expenses incurred by each General Partner in connection with the Partnership's organization, formation or business shall be paid by the Partnership or reimbursed to each General Partner by the Partnership.

      4.10 Meetings.

           (a) A meeting of the Partners for the purpose of acting upon any matter upon which the Limited Partners are entitled to vote may be called by the General Partners at any time and shall be called by the General Partners no more than 15 days after receipt of a written request for such a meeting signed by that number of Limited Partners owning an aggregate number of Units of limited partnership interest which are equal to or greater than 25% of the aggregate number of Units of limited partnership interest owned by all Limited Partners (such number of Limited Partners is referred to herein as "25% in interest of the Limited Partners"). The General Partners shall give written notice of any such meeting to all Limited Partners, and such meeting shall be held no more than 60 days after the General Partners send such notice to the Limited Partners.

           (b) At any meeting of Limited Partners the presence in person of that number of Limited Partners whose aggregate number of Units are equal to or greater than a majority of the aggregate number of Units of limited partnership interest (such number of Limited Partners is referred to herein as "a majority in interest of Limited Partners") shall be necessary to constitute a quorum for the transaction of business. If such quorum is not present on the date for which the meeting is called within one-half hour after the time fixed for the holding of such meeting, the meeting shall be adjourned to be held not earlier than ten days and not later than 21 days thereafter. Notice shall be given promptly to all Limited Partners of the time and place of the adjourned meeting. Any business may be transacted at the adjourned meeting which might properly have been transacted at the original meeting. A General Partner shall serve as chairman at any such meeting and shall establish rules of procedure for such meeting.

           (c) The General Partners may, and, no more than 15 days after receipt of a written request signed by 25% in interest of the Limited Partners, the General Partners shall, submit any matter upon which the Limited Partners are entitled to vote to the Limited Partners for a vote by written consent without a meeting. Such written consents shall be treated for all purposes as votes at a meeting.

           (d) Subject to the provisions of Section 4.11(b), any action which may be taken at a meeting in accordance with this Section 4.10 may be taken by the General Partners with the prior written consent of a majority in interest of the Limited Partners.

      4.11 Rights of Limited Partners.

           (a) A majority in interest of the Limited Partners, with the consent of the General Partners may amend this Agreement subject to the limitations that such amendment (A) shall not in any manner allow the Limited Partners or Class B Limited Partners to take part in the control of the Partnership's business or otherwise modify their limited liability, (B) shall not, without the consent of the General Partner affected, alter the rights, powers and duties of such General Partner as set forth in Articles IV and V, the capital contribution of such General Partner as set forth in Section 2.01, the interest of such General Partner in net profits and net losses as set forth in Section 2.04 (except as the interest of the General Partners may be altered as a group), the interest of such General Partner in distributions of cash as set forth in Article III or the interest of such General Partner in distributions upon liquidation as set forth in Section
7.02 (except as the interest of the General Partners may be altered as a group), or the obligation of the Partnership to purchase the interest of the General Partner as set forth in Section 4.12(c), (C) shall not alter any Limited Partner's share of profits, losses, or distributions, except as the share of the Limited Partners may be altered as a group and shall not alter any Class B Limited Partner's share of profits, losses or distributions without the consent of such Class B Limited Partner, and (D) shall not alter the limitations set forth in clauses (A), (B) and (C).

           (b) The voting rights of the Limited Partners set forth in this
Section 4.11 shall not be effective and any votes taken pursuant thereto shall be void ab initio if prior to or within 15 days after such vote either (i) the Partnership has received an opinion of counsel that such action may not be effective without subjecting the Limited Partners to liability as general partners under Massachusetts law or the law of any other jurisdiction in which the Partnership owns property and is doing business or (ii) a court of competent jurisdiction shall have entered a final judgment to the foregoing effect.

      4.12 Withdrawal, Removal and Resignation of a General Partner.

           (a) Except as otherwise provided in this Section 4.12, a General Partner shall not retire or withdraw from the Partnership and shall not transfer, sell, alienate, assign or otherwise dispose of all or any part of its interest as a General Partner, whether voluntarily, involuntarily, by operation of law, at judicial sale or otherwise.

           (b) A General Partner who (i) voluntarily withdraws as a General Partner from the Partnership prior to January 1, 2000 or (ii) is required to withdraw for Cause (as defined below) by vote of a majority in interest of the General Partners, shall relinquish his interest as a General Partner in the Partnership immediately upon such withdrawal, and such interest shall thereupon be converted to the interest of a Limited Partner in the Partnership and shall be allocated among the Limited Partners, pro rata in accordance with their respective ownership of Units.

           (c) Any General Partner who (i) voluntarily withdraws as a General Partner in the Partnership on or after January 1, 2000, (ii) dies, (iii) is adjudicated incompetent by a court of competent jurisdiction, (iv) becomes bankrupt (which shall mean the occurrence of one of the events specified in Sections 23(4) and (5) of the Partnership Act in effect on the date hereof or
(v) is required to withdraw without Cause by a vote of a majority in interest of the General Partners, shall sell, and the Partnership shall purchase, such General Partner's interest in the Partnership for a price equal to the fair market value of such interest. The effective date of the sale shall be the date on which the event specified in clauses (i) through (v) of this Section 4.12(c) occurs, and on such date the General Partner's interest in the Partnership shall be converted to that of a Limited Partner and shall be allocated among the remaining Partners, pro rata in accordance with their respective interests in cash available for distribution as set forth in Article III hereof. The purchase price for such General Partner's interest shall be paid by the Partnership within 30 days of the date of determination of the fair market value of such General

Partner's interest by, at the election of the remaining General Partners, either
(A) payment m cash of the full amount of such purchase price or (B) delivery of a promissory note in the principal amount of such purchase price, payable in three equal consecutive annual installments commencing on the first anniversary of the effective date of the sale. Such promissory note shall bear interest at the "prime rate" charged from time to time by Fleet Bank, N.A., or any successor bank thereto, plus 2%, payable annually on the date that the principal payment for such year is due and payable. Such fair market value shall be determined by agreement of such withdrawing General Partner and the remaining General Partners. If they are unable to reach agreement within 30 days of the effective date of the sale, such fair market value shall be determined by two independent appraisers, one selected by the withdrawing General Partner and one by the remaining General Partners. If such appraisers are unable to agree on the value of the former General Partner's interest in the Partnership, they shall jointly appoint a third independent appraiser whose determination shall be final and binding. The cost of the appraisal shall be borne equally by the withdrawing General Partner and the Partnership.

           (d) For purposes of this Section 4.12, "Cause" shall mean (i) dishonesty or intentional misconduct by the General Partner in connection with the performance by him of his duties as a General Partner or as an employee of an Operating Company, (ii) the material failure by a General Partner to perform his duties and obligations under this Agreement or as an employee of an Operating Company, (iii) conduct by a General Partner of a criminal nature which has an adverse impact on the Partnership or an Operating Company, (iv) conduct by a General Partner which is a material breach of such General Partner's fiduciary duties to the Partnership and the other Partners or (v) fraudulent conduct by a General Partner in connection with the business affairs of the Partnership or an Operating Company.

           (e) Notwithstanding anything to the contrary in this Agreement, the General Partners may unanimously contribute their interests in the Partnership to a limited liability company, partnership or similar entity, which shall thereupon be admitted as the General Partner of the Partnership, and such contribution shall not constitute a withdrawal for purposes of Sections 4.12(b) or 4.12(c).

      4.13 Successor and Additional General Partners.

           (a) Any Person may, without the consent of the Limited Partners or Class B Limited Partners but with the consent of a majority in interest of the General Partners, be admitted as an additional or successor General Partner, to the extent permitted by law, upon his agreeing to be bound by the provisions of this Agreement to the same extent and on the same terms and conditions as the General Partners then serving as such. Any such additional or successor General Partner shall, as a condition of receiving any interest in the Partnership, also agree to be bound by the Massachusetts Uniform Limited Partnership Act and any agreements, contracts, leases, instruments or other documents theretofore executed and delivered on behalf of the Partnership to the same extent and on the same terms and conditions as the General Partners then serving as such. Each Limited Partner and Class B Limited Partner by agreeing to become such and by his execution of a counterpart of the signature page of this Agreement hereby consents to the admission of any such Person as a successor or additional General Partner on the terms and conditions set forth above.

           (b) Notwithstanding the withdrawal of a General Partner, and in addition to his other obligations herein contained, such General Partner shall remain liable for payment of all debts, obligations, liabilities and commitments of the Partnership incurred while he was a General Partner, to the extent (i) the Partnership does not have funds available for such payment and (ii) such debts, obligations, liabilities and commitments of the Partnership provide for the personal liability of such General Partner or of the Partnership thereunder.

      4.14 Additional Limited Partners. With the consent of a majority in interest of the General Partners, additional Limited Partners or additional limited partners of a new class of limited partnership interest may be admitted as partners of the Partnership.

                                    ARTICLE V

                        BOOKS, RECORDS AND BANK ACCOUNTS

      5.01 Books and Records. The General Partners shall keep just and true books of account with respect to the operations of the Partnership. Such books shall reflect, to the extent applicable, that the limited partnership interests have not been registered under the Securities Act of 1933, as amended (the "Act") and that the interests may not be sold or transferred without registration under the Act or exemption therefrom or without compliance with
Section 6.01 of this Agreement. Such books shall be maintained at the principal place of business of the Partnership, or at such other place as the General Partners shall determine, and all Partners, and their duly authorized representatives, shall at all reasonable times have access to such books.

      5.02 Accounting Basis and Fiscal Year. The Partnership's books of account shall be kept on the tax basis accrual method of accounting, or on such other method of accounting as the General Partners may from time to time determine, and shall be dosed and balanced at the end of each Partnership year. The same method of accounting shall be used for both Partnership accounting and tax purposes. The fiscal year of the Partnership shall be the calendar year.

      5.03 Reports. Until the Units of limited partnership interest shall have been registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), within 90 days after the end of each fiscal year, the General Partners shall cause to be prepared and sent to each Person who was a Limited Partner or Class B Limited Partner at any time during the fiscal year then ended a financial report of the Partnership, including a balance sheet and a profit and loss statement, and, if such profit and loss statement is not prepared on a cash basis, a cash flow or Source and application of funds statement. Within 90 days after the end of each fiscal year, the General Partners shall furnish each Limited Partner and Class B Limited Partner with such information as may be needed to enable such Limited Partner or Class B Limited Partner to file his Federal income tax return and any required state income tax return. The cost of all such reporting shall be paid by the Partnership as a Partnership expense. Until the Units shall have been registered under the Exchange Act, any Partner may, at any time, at his own expense, cause an audit of the Partnership books to be made by a certified public accountant of his own selection.

      5.04 Bank Accounts. The General Partners shall be responsible for causing one or more accounts to be maintained in a bank or banks which is a member of the Federal Deposit

Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the General Partners in connection with the business of the Partnership, and in which shall be deposited any and all cash receipts. All such amounts shall be and remain the property of the Partnership, and shall be received, held and disbursed by the General Partners for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Partnership, and no other funds shall in any way be commingled with such funds.

                                   ARTICLE VI

                  ASSIGNABILITY OF INTEREST OF LIMITED PARTNERS

      6.01 Assignment of a Limited Partner's Interest. A Limited Partner may not sell, transfer, assign, pledge, or otherwise dispose of or encumber all or any part of his or its economic interest in the Partnership whether voluntarily, involuntarily or by operation of law) unless all of the following conditions shall have been satisfied:

           (a) unless the Units of limited partnership interest shall have been listed for trading on a national stock exchange, the General Partners shall have previously consented to such assignment in writing, the granting or denying of which consent shall be in the General Partners' absolute discretion (except that the General Partners' consent shall not be required for assignment or transfers occurring pursuant to the death, incompetency or dissolution of a Limited Partner);

           (b) no such assignment shall be made if, in the opinion of counsel to the Partnership, such assignment may not be effected without registration under the Act, would cause the Partnership to become subject to the Investment Company Act of 1940, as amended or would result in the violation of any applicable state securities laws;

           (c) the Partnership shall not be required to recognize any such assignment until the instrument conveying such interest has been delivered to the General Partners for recordation on the books of the Partnership;

           (d) unless an assignee becomes a Substituted Limited Partner in accordance with the provisions set forth below, he shall not be entitled to any of the rights granted to a Limited Partner hereunder, other than the right (unless prohibited by Section 6.01(b) hereof) to receive all or part of the share of the net profits, net losses, cash distributions or returns of capital to which his assignor would otherwise be entitled; and

           (e) the assignee pays to the Partnership all costs and expenses incurred in connection with such assignment, including Specifically, without limitation, fees and expenses of counsel to the Partnership.

      6.02 Substituted Limited Partner. An assignee of the interest of a Limited Partner or any portion thereof shall become a Substituted Limited Partner entitled to all the rights of a Limited Partner if, and only if:

           (a) the assignor gives the assignee such right;

           (b) the General Partners consent to such substitution, the granting or denying of which consent shall be in the General Partners' absolute discretion;

           (c) the assignee pays to the Partnership all costs and expenses incurred in connection with such substitution; and

           (d) the assignee executes and delivers such instruments in form and substance satisfactory to the General Partners, as the General Partners may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement.

      6.03 Other Restrictions on Assignment. The Partnership and the General Partners shall be entitled to treat the record owner of any Partnership interest as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest has been received and accepted by the General Partners and recorded on the books of the Partnership. The General Partners may refuse to accept an assignment until the first day of the next successive quarterly accounting period. In no event shall any Partnership interest, or any portion thereof, be sold, transferred or assigned to a minor or incompetent, and any such attempted sale, transfer or assignment shall be void and ineffectual and shall not bind the Partnership or the General Partners.

                                   ARTICLE VII

                           DISSOLUTION AND TERMINATION

      7.01 Events of Dissolution.

           (a) The Partnership shall be dissolved:

               (i)   on a date designated by the General Partners; and

               (ii) upon the occurrence of an event of withdrawal (as defined in the Partnership Act) with respect to a General Partner.

           (b) Notwithstanding the occurrence of an event specified in Section 7.01(a)(ii), the Partnership shall not be dissolved and its business and affairs shall not be discontinued, and the Partnership shall remain in existence as a limited partnership under the laws of the Commonwealth of Massachusetts if (i) one or more General Partners continue to serve as a General Partner; or (ii) if there be no general partner, a majority in interest of the Limited Partners elect, within 90 days after such occurrence, to continue the Partnership and the Partnership business. Upon the occurrence of an event Specified in Section 7.01(a)(ii) with respect to a General Partner who is not the sole General Partner, the business of the Partnership shall be continued by the remaining General Partner(s) upon the same terms and conditions set forth in this Agreement, each remaining General Partner agrees to continue the Partnership on such terms and conditions, and each Limited Partner hereby agrees to such continuation. Upon the occurrence of an event specified in Section 7.01(a)(ii) if there is no remaining General Partner, any Limited Partner may obtain from the Partnership a list of all of the Limited Partners and their addresses and a meeting may be called and held in accordance with
Section 4.10 hereof to consider the continuation of the Partnership's business. If such election is made by a majority in interest of the Limited Partners, they shall also choose an additional General Partner.

           (c) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution but the Partnership shall not terminate until the Partnership's Certificate of Limited Partnership shall have been cancelled and the assets of the Partnership shall have been distributed as provided herein. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. Upon dissolution, the General Partners or, if there be none, a liquidator appointed by a majority in interest of the Limited Partners shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Partnership's Certificate of Limited Partnership.

           (d) In the event the General Partners (or, where applicable, the liquidator) determine that it is necessary upon dissolution to make a distribution of any property of the Partnership in kind or if the General Partners shall determine to make a distribution in kind other than pursuant to dissolution, such property shall be transferred and conveyed on the basis of the fair market value thereof to the Partners or their assignees, so as to vest in each of them an undivided interest, as tenants-in-common, in the whole of such property, and the capital accounts of all Partners shall be adjusted to reflect any difference between such fair market value and the cost at which such property is carried on the books of the Partnership.

      7.02 Distribution Upon Liquidation.

           (a) After payment of liabilities owing to creditors, the General Partners or liquidator shall set up such reserves as they or he deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over by the General Partners or liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partners or liquidator may deem advisable, such reserves shall be distributed to the partners or their assigns in the manner set forth in subsection (b) below.

           (b) After paying such liabilities and providing for such reserves, the General Partners or liquidator shall cause the remaining net assets of the Partnership to be distributed to and among the Partners in proportion to and in satisfaction of the positive balances in their capital accounts. In the event that any part of such net assets consists of notes or accounts receivable or other non-cash assets, the General Partners or liquidator shall take whatever steps they or he deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.01 Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the Partner giving such notice, election or demand and shall be delivered personally, sent by registered or certified mail, return receipt requested or sent for overnight delivery by a nationally recognized overnight delivery service (except that routine notices required or permitted to be given by the General Partners or the Partnership may be sent by ordinary first-class mail), to the other Partner or Partners, at his or its address set forth herein, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 8.01. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice.

      8.02 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the Partners, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

      8.03 Power of Attorney. Each Limited Partner and Class B Limited Partner, including any additional or substituted Limited Partner, by the execution of this Agreement or any counterpart thereof does hereby irrevocably constitute and appoint the Managing General Partner, with full power of substitution, his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to make, execute, acknowledge, swear to, deliver, file and record such documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to, (a) copies of this Agreement and amendments hereto or restatements hereof adopted pursuant to the provisions hereof (including without limitation any such amendment adopted pursuant to the provisions of Section 8.04(a) or Section 8.04(b) and any such amendment required upon the admission of a substituted or additional Limited Partner or Class B Limited Partner, an additional limited partner of a different class or a successor or additional General Partner, the continuation of this Partnership, the formation of a successor limited partnership or the doing of any act requiring the amendment of this Agreement under the laws of the Commonwealth of Massachusetts, the applicable laws of any other jurisdiction in which the Managing General Partner deems such action to be necessary or desirable or by any regulatory agency and any such amendment relating to a successor limited partnership) and, upon termination of the Partnership (or its successor), a certificate or agreement of dissolution and termination, as and if the same may be required by the laws of the Commonwealth of Massachusetts, the applicable laws of any other jurisdiction in which the Managing General Partner deems said filing to be necessary or desirable or by any regulatory agency, (b) any amendments to the Certificate of Limited Partnership or restatements thereof adopted pursuant to the provisions hereof (including without limitation any such amendment required upon the continuation of the Partnership, the formation of a successor limited partnership or the doing of any act requiring the amendment of this Agreement under the laws of the Commonwealth of Massachusetts, the applicable laws of any other jurisdiction in which the Managing General Partner deems said filing to be necessary or desirable, the rules and regulations of any regulatory agency and any such amendment relating to a successor limited partnership), (c) any certificate of fictitious name, if required by law, (d) such other certificates or instruments as may be required under the law of the Commonwealth of Massachusetts or any other jurisdiction, or by any regulatory agency, as the Managing General Partner may deem necessary or advisable, and (e) all such other instruments as the Managing General Partner may deem necessary or advisable in accordance with the terms hereof; provided, however, that none of the foregoing acts shall increase the liability of any Limited Partner or Class B Limited Partner beyond that expressly set forth in this Agreement.

      The power of attorney granted in this Section 8.03 is a special power of attorney coupled with an interest and is irrevocable, shall survive the death or incompetency of a Limited Partner or Class B Limited Partner, may be exercised by the attorney-in-fact by his signature on behalf of all Limited Partners and all Class B Limited Partners, and shall survive the delivery of an assignment by a Limited Partner or Class B Limited Partner of the whole or any portion of his economic interest, except that where the assignee of any such interest has been approved, pursuant to the provisions of Section 6.02, for admission to the Partnership as a substitute Limited Partner, the power of attorney shall survive the delivery of such assignment solely for the purpose of enabling the attorney-in-fact to execute, acknowledge and file any instrument necessary to effect such substitution.

      8.04 Amendments.

           (a) In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement and the Partnership's Certificate of Limited Partnership from time to time in any of the following manners:

               (i) Subject to the limitations set forth in Section 4.12(a)(i)(A) (B), (C) and (D), by the General Partners, without the consent or approval of the Limited Partners or the Class B Limited Partners (x) to add to the duties or obligations of the General Partners or surrender any right or power granted to the General Partners herein; (y) to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; and (z) in any manner that they deem necessary or appropriate, in their sole discretion, in connection with establishing or taking steps to establish, a public market for the Units; provided, however, that no amendment shall be adopted pursuant to this Section 8.04(a)(i) unless the adoption thereof (1) does not affect the method of allocation of cash distributions provided in Article III or the method of allocation of net profits or net losses provided in Section 2.04 among the Limited Partners or Class B Limited Partners, respectively, or among the Limited Partners, Class B Limited Partners and the General Partners, except that any such amendment may reduce the percentage thereof allocated to the General Partners; and
                     (2) does
                     not affect the limited liability of the Limited Partners or Class B Limited Partners contemplated by Section 4.07 of this Agreement or the status of the Partnership as a partnership for Federal income tax purposes.

               (ii) By a writing duly executed by the General Partners and a majority in interest of the Limited Partners in accordance with Section 4.11.

               (iii) The General Partners may amend this Agreement in any respect not otherwise provided for in Sections 8.04(a)(i), 8.04(a)(ii) and 8.04(b), subject to the limitations set forth in Section 4.12(a)(i)(A), (B), (C) and (D), in accordance with the procedures set forth in this Section 8.04(a)(iii). Not less than thirty (30) days prior to the effective date of such proposed amendment, the General Partners shall send notice in writing to each Limited Partner setting forth a verbatim statement of the proposed amendment and a statement that on the proposed effective date this Agreement will be amended as proposed unless, prior to such date, Limited Partners then owning twenty percent (20%) or more of the Units of limited partnership interest send to the General Partners written notice stating that they object to such proposed amendment. Unless such objections are received prior to the proposed effective date, on or after the effective date the General Partners shall execute the proposed amendment on behalf of all Partners. If such objections are received prior to the proposed effective date, then such proposed amendment shall not become effective without the vote or written consent of a majority in interest of the Limited Partners.

           (b) In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partners, without the consent or approval of the Limited Partners or the Class B Limited Partners, to amend appropriate provisions of this Agreement if the Partnership is advised at any time by its legal counsel that the allocations of profits and losses provided in Section 2.04 hereof are unlikely to be respected for Federal income tax purposes, because of either the promulgation and adoption of further Treasury regulations under Code Section 704 or other developments in applicable law. In making any such amendment, the General Partners shall use their best efforts to effect as little change in the economic and tax arrangements among the Partners as they shall determine in their sole discretion to be necessary to provide for allocations of profits and losses which they believe will be respected for Federal income tax purposes. Any amendments made by the General Partners pursuant to this Section 8.04(b) shall be deemed to be made pursuant to the fiduciary obligations of the General Partners to the Partnership and the Limited Partners and Class B Limited Partners and no such amendment shall give rise to any claim or cause of action by any Limited Partners or Class B Limited Partners.

      8.05 Partition. The Partners hereby agree that no Partner, nor any successor-in-interest to any Partner, shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of himself, his successors, representatives, heirs, and assigns, hereby waives any such right. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners and their successors-in-interest, as among themselves shall be governed by the terms of this Agreement, and that the right of any Partner or successor-in-interest to assign, transfer, sell or otherwise dispose of his interest in the Partnership's property shall be subject to the limitations and restrictions of this Agreement.

      8.06 No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligations hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

      8.07 Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, inducements or conditions, expressed or implied, written or oral, among them respecting the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended, except as provided in Section 4.11(a) and Section 8.04, other than by an agreement in writing executed by and on behalf of the party sought to be bound by such modification or amendment.

      8.08 Captions. Titles or captions of Articles or Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

      8.09 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and in pleading or proving any provisions of this Agreement it shall not be necessary to produce more than one such counterpart. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

      8.10 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts and the Partnership Act. In the event of any conflict between any provisions of this Agreement and any non-mandatory provision of the Partnership Act, the provisions of this Agreement shall control and take precedence. It is agreed that the parties hereto intend to continue a limited partnership hereby, but in the event that the General Partners shall fail to comply substantially with the requirements for the continuation of a limited partnership under the laws of the Commonwealth of Massachusetts, the Partnership shall be administered pursuant to the provisions of the Partnership Act as if it were a limited partnership.

      8.11 Gender Etc. In the case of all terms used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

      8.12 General Partners. References herein to the General Partner shall refer collectively to all of the General Partners or if there be at the time only one General Partner to such General Partner. As used herein, the term "General Partner" or "General Partners" shall mean the party named as such in this Agreement and any successor or additional General Partners that may properly be added from time to time pursuant to the terms of this Agreement.

      8.13 Status of Successor Trustees as Partners. Any successor trustee or trustees of any trust as a Partner of the Partnership shall be entitled to exercise the same rights and privileges and be subject to the same duties and obligations as his predecessor trustee. As used in this Agreement, the term "trustee" shall include any and all such successor trustees.

      8.14 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any such provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the minimal extent of such prohibition or invalidity without invalidating the remainder of such provisions or the remaining provisions of this Agreement or the application of such provisions to other parties or circumstances.

      8.15 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays or holidays in the Commonwealth of Massachusetts; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday in the Commonwealth of Massachusetts, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such a holiday.

      8.16 Further Assurances. In addition to the documents and instruments to be delivered as herein provided, each Limited Partner and Class B Limited Partner shall, from time to time at the request of any General Partner, execute and deliver such instruments and shall take such other action as may be required to carry out more effectively the terms of this Agreement.

      8.17 Schedules. Schedules I, II and III hereto shall be incorporated into and shall be deemed a part of this Agreement. If either such Schedule shall not be attached hereto at the time of execution of this Agreement, or if either such Schedule shall be incomplete, such Schedule may be later attached or completed in accordance with the provisions of this Agreement and such Schedule shall, as later attached or completed, for all purposes be deemed a part of this Agreement as if attached hereto or completed at the time of the execution hereof. Without limiting the generality of the foregoing, Schedule II shall be amended from time to time to reflect the admission of Limited Partners.

      IN WITNESS WHEREOF, the Partners have executed this Agreement as of the first day of January, 2000.

GENERAL PARTNERS                      LIMITED PARTNERS: THOSE
                                      PERSONS LISTED ON SCHEDULE II
                                      HERETO

George J. Carter

 /s/ George J. Carter                    /s/ George J. Carter
----------------------------------    ------------------------------------------
                                      By: George J. Carter,
George J. Carter                          their Attorney-in-Fact


R. Scott MacPhee

 /s/ R. Scott MacPhee
----------------------------------    CLASS B LIMITED PARTNERS


Richard R. Norris                     Scott H. Carter

 /s/ Richard R. Norris                 /s/ Scott H. Carter
----------------------------------    ------------------------------------------


William W. Gribbell                   Jeffrey B. Carter

 /s/ William W. Gribbell               /s/ Jeffrey B. Carter
----------------------------------    ------------------------------------------